Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of December 31, 2025 by and between Nixxy, Inc., a Nevada corporation (“Nixxy”) and CognoGroup, Inc., a Colorado corporation and presently a majority-owned Subsidiary of Nixxy (“CognoGroup”).

RECITALS

1.	Nixxy has determined that it would be appropriate and desirable to separate CognoGroup Business from Nixxy and to divest CognoGroup Business in the manner contemplated by the Master Distribution Agreement, dated the date hereof (the “Transaction Agreement”), between Nixxy and CognoGroup;

2.	Nixxy has heretofore conducted CognoGroup Business through CognoGroup albeit that certain assets utilized in connection with CognoGroup Business have continued to be nominally owned by Nixxy;

3.	Nixxy currently owns under twenty percent (20%) of the voting power of the issued and outstanding shares of common stock, par value $0.0001 per share, of CognoGroup (the “CognoGroup Shares”);

4.	Nixxy and CognoGroup have each determined that, subject to the terms and conditions herein, it would be appropriate and desirable for Nixxy and/or certain of its Subsidiaries to, directly or indirectly, Convey to CognoGroup and/or the CognoGroup Entities, as applicable, certain Assets of CognoGroup Business in exchange for (i) the assumption by CognoGroup and/or the CognoGroup Entities, as applicable, of certain Liabilities of CognoGroup Business (collectively, the “CognoGroup Transfer”);

5.	Nixxy and CognoGroup intend that the CognoGroup Transfer and Distribution should qualify as a “reorganization” under Section 368(a) of the Code;

6.	The Parties intend that the execution of this Agreement and the Transaction Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code; and

7.	The Parties intend in this Agreement to set forth the principal arrangements among them regarding the CognoGroup Transfer.

Accordingly, the Parties agree as follows:

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I. TRANSFER OF COGNOGROUP BUSINESS

1.1 Transfer of Assets. Effective as of the Business Transfer Time, Nixxy will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to CognoGroup, or a CognoGroup Entity, and CognoGroup will accept from Nixxy, or the applicable Subsidiary of Nixxy, and will cause the applicable CognoGroup Entity to accept, all of Nixxy’s and its applicable Subsidiaries’ respective right, title and interest in and to all CognoGroup Assets (other than any CognoGroup Assets that are already held as of the Business Transfer Time by CognoGroup or a CognoGroup Entity, which CognoGroup Asset will continue to be held by CognoGroup or such CognoGroup Entity).

1.2 Assumption of Liabilities. Effective as of the Business Transfer Time, Nixxy will Convey (or will cause any applicable Subsidiary to Convey) to CognoGroup or a CognoGroup Entity, and CognoGroup will assume, perform and fulfill when due and, to the extent applicable, comply with, or will cause any applicable CognoGroup Entity to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the CognoGroup Liabilities, in accordance with their respective terms (other than any CognoGroup Liability that as of the Business Transfer Time is already a Liability of CognoGroup or a CognoGroup Entity, which CognoGroup Liability will continue to be a Liability of CognoGroup or such CognoGroup Entity). As between members of the Nixxy Group, on the one hand, and members of the CognoGroup Group, on the other hand, the members of the CognoGroup Group will be solely responsible for all CognoGroup Liabilities, on a joint and several basis.

1.3 Transfer of Excluded Assets; Excluded Liabilities. Prior to the Business Transfer Time, (a) Nixxy will cause any applicable CognoGroup Entity to Convey to Nixxy or a Subsidiary of Nixxy any Excluded Assets that it owns, leases or has any right to use, and Nixxy will accept from such member of the CognoGroup Group, and will cause an applicable Subsidiary of Nixxy to accept, all such respective right, title and interest in and to any and all of such Excluded Assets and (b) Nixxy will cause any applicable CognoGroup Entity to Convey any Excluded Liability for which it is otherwise responsible to Nixxy or a Subsidiary of Nixxy, and Nixxy will assume, perform and fulfill when due, and to the extent applicable, comply with, or will cause the applicable Subsidiary of Nixxy to assume, perform and fulfill when due, and to the extent applicable, comply with, any and all of such Excluded Liabilities.

1.4 Misallocated Transfers. In the event that, at any time from and after the Business Transfer Time, either Party (or any member of the Nixxy Group or the CognoGroup Group, as applicable) discovers that it or its Affiliates is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or is liable for any Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Business Transfer Time), such Party will promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party will cause such entitled Person to accept such Asset or assume such Liability).

1.5 CognoGroup Assets. (a) For purposes of this Agreement, “CognoGroup Assets” shall have the meaning ascribed to such phrase under the Transaction Agreement.

(b) Notwithstanding Section 1.6(a), the CognoGroup Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i) the Assets listed or described in Section 2.05(b) of the Transaction Agreement or the Schedules thereto.

(ii) Assets in respect of any and all compensation and benefit plans and all other compensation and benefit plans sponsored by the Nixxy Group;

(iii) all third-party accounts receivable specific to Nixxy and its Affiliates;

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(iv) all cash and cash equivalents not otherwise conveyed by the Transaction Agreement (including investments and securities but excluding any capital stock or other equity interest in any member of the CognoGroup Group) and all bank or other deposit accounts of Nixxy and its Affiliates;

(v) other than any Asset specifically listed or described in the Assets listed or described in Section 2.05(b) of the Transaction Agreement or the Schedules thereto, any and all Assets of Nixxy or its Affiliates that are not exclusively used, held for exclusive use in, or exclusively related to, CognoGroup Business;

(vi) any tangible property located at any owned or leased property of Nixxy and its Affiliates that is not a CognoGroup Facility, unless such Asset is exclusively used, held for exclusive use in, or exclusively related to, CognoGroup Business;

(vii) any furniture or office equipment other than (A) computers and similar equipment provided by the Nixxy Group in connection with a Continuing Employee’s performance of services or (B) furniture and office equipment at the CognoGroup Facilities;

(vii) all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Nixxy, its Affiliates or any member of the CognoGroup Group against a party that do not exclusively relate to CognoGroup Business;

(ix) all financial and Tax records relating to CognoGroup Business that form part of the general ledger of Nixxy or any of its Affiliates (other than the members of the CognoGroup Group), any working papers of Nixxy’s auditors, and any other Tax records (including accounting records) of Nixxy or any of its Affiliates (other than the members of the CognoGroup Group);

(x) all rights to insurance policies or practices of Nixxy and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies;

(xi) other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of CognoGroup Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of CognoGroup Business, including (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Nixxy or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(xii) all rights of Nixxy or its Affiliates (other than members of the CognoGroup Group) under this Agreement, the Transaction Agreement or any Ancillary Agreement;

(xii) all software owned or used by Nixxy and its Affiliates (other than the CognoGroup Software and any software licensed under the CognoGroup Contracts); and

(xiv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Nixxy or any other member of the Nixxy Group.

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The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in the Agreement or any Ancillary Agreements, neither CognoGroup nor any of its Subsidiaries will acquire or be permitted to retain any right, title or interest in any Excluded Assets through the Conveyance of the CognoGroup Entity Interests, and that if any of the CognoGroup Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets will be Conveyed to Nixxy as contemplated by Section 1.3.

(c) Any Assets of any member of the Nixxy Group not included in any of the clauses in the Assets listed or described in Section 2.05(b) of the Transaction Agreement are Excluded Assets and no Excluded Assets will be CognoGroup Assets. For the avoidance of doubt, all right, title and interest in and to intellectual property assets not expressly those perfected in CognoGroup or otherwise licensed to CognoGroup (the “Excluded IP Assets”) are expressly retained by the Nixxy Group in all respects.

1.6 CognoGroup Liabilities. (a) For the purposes of this Agreement, “CognoGroup Liabilities” will have the meaning ascribed to said phrase in the Transaction Agreement.

(b) Notwithstanding the foregoing, the CognoGroup Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i) all Liabilities of a member of the Nixxy Group to the extent relating to, arising out of, resulting from or otherwise in respect of, the ownership or use of the Excluded Assets other than in the operation or conduct of the CognoGroup Business, whether before, at or after the Business Transfer Time;

(ii) all Liabilities (including reporting and withholding and other related Taxes) under compensation and benefit plans other than Liabilities in respect of Continuing Employees under CognoGroup Business Pension Plans;

(iii) all Liabilities under Intercompany Accounts; and

(iv) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Nixxy or any other member of the Nixxy Group, and all Liabilities of any member of the Nixxy Group under this Agreement or any of the Ancillary Agreements.

The Parties acknowledge and agree that neither CognoGroup nor any other member of the CognoGroup Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the CognoGroup Entity Interests, and that if any of the CognoGroup Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Nixxy as contemplated by Section 1.3; provided, however, that, for the avoidance of doubt, nothing herein will be construed as eliminating, reducing or otherwise altering any of CognoGroup’ or its Subsidiaries’ respective obligations with respect to the Continuing Employees under Article V.

(c) Any Liabilities of any member of the Nixxy Group not included in any of the clauses in Section 1.6(a) above are Excluded Liabilities and no Excluded Liabilities will be CognoGroup Liabilities.

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1.7 Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) Except as set forth in Section 1.7(b), CognoGroup, on behalf of itself and each other member of the CognoGroup Group, on the one hand, and Nixxy, on behalf of itself and each other member of the Nixxy Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing, between or among CognoGroup or any member of the CognoGroup Group, on the one hand, and Nixxy or any member of the Nixxy Group, on the other hand, effective as of the Business Transfer Time. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.7(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement, the Transaction Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute CognoGroup Assets or CognoGroup Liabilities, they will be Conveyed pursuant to Sections 1.1 or 1.2 or allocated pursuant to Section 1.7(c)); and

(iii) any other Contracts that this Agreement, the Transaction Agreement or any Ancillary Agreement expressly contemplates will survive the Business Transfer Time.

(c) All of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between CognoGroup or any CognoGroup Entity, on the one hand, and Nixxy or any of its Subsidiaries (other than CognoGroup and the CognoGroup Entities), on the other hand, in existence as of immediately prior to the Business Transfer Time (collectively, the “Intercompany Accounts”) will be netted against each other, and the balance will be, without further action, contributed to the equity of CognoGroup or distributed to Nixxy, as the case may be, such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.

II. COMPLETION OF THE COGNOGROUP TRANSFER

2.1 Business Transfer Time. September 29, 2025, Eastern Time, on the date of the first Conveyance (such time, the “Business Transfer Time,” and such date the “Business Transfer Date”).

2.2 Transfer of CognoGroup Business. The Parties agree to affect the CognoGroup Transfer in the following manner, on the Business Transfer Time:

(a) Agreements to be Delivered by Nixxy. On or before, yet effective for all purposes as of the Business Transfer Date, Nixxy will deliver, or will cause its appropriate Subsidiaries to deliver, to CognoGroup all of the following instruments:

(ii) All necessary Transfer Documents as described in Sections 2.3 and 2.4; and

(ii) Resignations of each of the individuals who serve as an officer or director of members of the CognoGroup Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the Nixxy Group after the Business Transfer Time and that are directors or officers of any member of the CognoGroup Group, to the extent requested by CognoGroup.

(b) Agreements to be Delivered by CognoGroup. On the Business Transfer Date, CognoGroup will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Nixxy all of the following instruments:

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(i) In each case where any member of the CognoGroup Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the CognoGroup Group party thereto; and

(ii) Resignations of each of the individuals who serve as an officer or director of members of the Nixxy Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the CognoGroup Group after the Business Transfer Time and that are directors or officers of any member of the Nixxy Group, to the extent requested by Nixxy.

2.3 Transfer of CognoGroup Assets and Assumption of CognoGroup Liabilities. In furtherance of the Conveyance of CognoGroup Assets and CognoGroup Liabilities provided in Section 1.1 and Section 1.2, as of (or, as applicable, prior to and in anticipate of) the Business Transfer Date (a) Nixxy will execute and deliver (or, as applicable, shall have executed and delivered), and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located), as and to the extent reasonably necessary to evidence the CognoGroup Transfer of all of Nixxy’s and its Subsidiaries’ (other than CognoGroup and its Subsidiaries) right, title and interest in and to the CognoGroup Assets to CognoGroup and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Nixxy or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) CognoGroup will execute and deliver (or, as applicable, shall have executed and delivered) such assumptions of Contracts and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the CognoGroup Liabilities by CognoGroup. All of the foregoing documents contemplated by this Section 2.3 will be referred to collectively herein as the “Nixxy Transfer Documents.”

2.4 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.3: (a) CognoGroup will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located) as and to the extent reasonably necessary to evidence the Conveyance of all of CognoGroup’ and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Nixxy and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require CognoGroup or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Nixxy will execute and deliver such assumptions of Contracts (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Nixxy. All of the foregoing documents contemplated by this Section 2.4 will be referred to collectively herein as the “CognoGroup Transfer Documents” and, together with the Nixxy Transfer Documents, the “Transfer Documents.”

2.5 Obligations Post-Conveyance. On or before the Business Transfer Time, CongroGroup’s officers and/or directors (the “CognoGroup Executives”) shall (a) relinquish their access to any Nixxy’s of Nixxy’s Affiliate’s payroll, bank accounts or accounting systems; (b) provide access to such systems to Nixxy’s duly appointed officers as of the Business Transfer Time (the “Nixxy Executives”)and continue to assist following the Business Transfer Time with the orderly and timely transition of such accounts; (c) provide any assistance or information to Nixxy following the Business Transfer Time to assist Nixxy with any of its Exchange Act reporting obligations, including but not limited to its annual Form 10-K reporting; and (d) CognoGroup Executives agree to terminate (including any early termination) or forgo of any salary requirements or payments to such CognoGroup Executives unless otherwise specifically authorized in writing by Nixxy Executives.

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III. CONDITIONS TO THE COGNOGROUP TRANSFER

The obligations of Nixxy to effect the CognoGroup Transfer pursuant to this Agreement will be subject to fulfillment (or waiver by Nixxy) at or prior to the Business Transfer Date of each of the conditions to Nixxy’s obligation to effect the Distribution of the transactions contemplated by the Transaction Agreement, as provided in Section 2.03 and Section 2.04 of the Transaction Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution).

IV. MISCELLANEOUS

4.1 Expenses. Except as otherwise provided in this Agreement, the Transaction Agreement or any Ancillary Agreement, Nixxy will be responsible for the fees and expenses of the Parties.

4.2 Entire Agreement. This Agreement, the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and no further force or effect, subject to the provisions of Section 4.03 of the Transaction Agreement.

4.3 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Nevada, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Nevada for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Nevada, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.3(c).

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 4.4 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(i) If to Nixxy:

Nixxy, Inc.

Attn: Mike Schmidt

1178 Broadway, 3rd Floor New York, NY 10001

(ii) If to CognoGroup:

CognoGroup, Inc.

Attn: Miles Jennings

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 4.4. Any notice to Nixxy will be deemed notice to all members of the Nixxy Group, and any notice to CognoGroup will be deemed notice to all members of the CognoGroup Group.

4.5 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

4.6 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 6.6(a) and will be effective only to the extent in such writing specifically set forth.

4.7 Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Transaction Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Transaction Agreement.

4.8 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Nixxy Group or the CognoGroup Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

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4.9 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

4.10 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or Schedules hereto will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or Schedules hereto will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Agreement and the Ancillary Agreements, and in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Transaction Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

4.11 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

4.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

4.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

4.14 Dispute Resolution. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, the procedures set forth in Article IV of the Transaction Agreement will apply to any dispute, controversy or claim (a “Dispute”) (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby between or among any member of the Party’s respective Group.

4.15 Plan of Reorganization. This Agreement and the Transaction Agreement will constitute a “plan of reorganization” for the Transactions contemplated thereunder pursuant to Treasury Regulation Section 1.368-2(g). Pursuant to the plan of reorganization, the Parties will perform their respective duties hereunder and, furthermore, Nixxy will complete the Distribution as described in, and subject to the conditions set forth in, the Transaction Agreement.

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V. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means any other agreement entered into by and between Nixxy and CognoGroup in contemplation of the Distribution.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (iii) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit and finished goods and products; (iv) all Real Property Interests; (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts; (vii) all deposits, letters of credit and performance and surety bonds; (viii) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (ix) all software owned, licensed or used; (x) all employment records (except for any information relating to performance ratings or assessments of employees of Nixxy and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)); cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (xi) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables; (xii) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, demands and benefits of Nixxy, its Affiliates or any member of the CognoGroup Group under Contracts, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (xiii) all Governmental Approvals.

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“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Business Transfer Date” has the meaning set forth in Section 2.1.

“Business Transfer Time” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“CognoGroup” has the meaning set forth in the preamble.

“CognoGroup Assets” has the meaning set forth in Section 1.5(a).

“CognoGroup Books and Records” has the meaning set forth in Section 2.05(b)(ix) of the Transaction Agreement.

“CognoGroup Business” means the businesses of CognoGroup and its Subsidiaries, including those set forth on Schedule 1.1.

“CognoGroup Executives” shall have the meaning as set forth in Section 2.5 of this Agreement.

“CognoGroup Shares” has the meaning set forth in the recitals.

“CognoGroup Group” means CognoGroup and each of its Subsidiaries. Each of the CognoGroup Entities will be deemed to be members of the CognoGroup Group as of the Business Transfer Time.

“CognoGroup Indemnitees” means CognoGroup and each member of the CognoGroup Group (from and after the Business Transfer Time), and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the CognoGroup Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“CognoGroup Information” has the meaning set forth in Section 3.3(c).

“CognoGroup Liabilities” has the meaning set forth in Section 1.6(a).

“CognoGroup Transfer” means the transfer of the CognoGroup Assets and CognoGroup Liabilities as provided in Section 1.1 and Section 1.2.

“CognoGroup Transfer Documents” has the meaning set forth in Section 2.4.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third-parties.

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“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convey” has the meaning set forth in Section 1.1. Variants of this term such as “Conveyance” will have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Direct Assignment Asset” means any CognoGroup Asset not owned as of the Distribution Date by a CognoGroup Entity.

“Distribution” has the meaning given to such term in the Transaction Agreement.

“Distribution Date” has the meaning given to such term in the Transaction Agreement.

“Effective Time” has the meaning given to such term in the Transaction Agreement.

“Excluded Assets” has the meaning set forth in Section 1.5(b).

“Excluded Liabilities” has the meaning set forth in Section 1.6(b).

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Nixxy Group or the CognoGroup Group as the context requires.

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, Nixxyniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other Nixxynical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intercompany Accounts” has the meaning set forth in Section 1.7(c).

“Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

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“Non-CognoGroup Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Business Transfer Time by Nixxy, the Nixxy Subsidiaries, CognoGroup and the CognoGroup Subsidiaries, in each case that are not included in CognoGroup Business.

“Nixxy” has the meaning set forth in the preamble.

“Nixxy Executives” shall have the meaning as set forth in Section 2.5 of this Agreement.

“Nixxy Guarantees” has the meaning set forth in Section 3.5.

“Nixxy Group” means Nixxy and each of its Subsidiaries, but excluding any member of the CognoGroup Group.

“Nixxy Transfer Documents” has the meaning set forth in Section 2.3

“Parties” means Nixxy and CognoGroup.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Distribution Transferred Assets” has the meaning set forth in Section 3.6.

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Restructuring Plan” has the meaning set forth in Section 3.6(b).

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Shared Information” means (i) all Information provided by any member of the CognoGroup Group to a member of the Nixxy Group prior to the Business Transfer Time, (ii) any Information in the possession or under the control of such respective Group that relates to the operation of CognoGroup Business prior to the Business Transfer Time and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement, the Transaction Agreement or any Ancillary Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Nixxy or CognoGroup, as the case may be, and (iii) any Information, that in the good faith judgment of Nixxy, is reasonably necessary for the conduct of CognoGroup Business (except for any information relating to performance ratings or assessments of employees of Nixxy and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).

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“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect at least a majority of the Board of Directors or other governing body or, (b) if there are no such voting interests, 50% or more of the equity interests therein.

“Tax” or “Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Third-Party Claim” has the meaning set forth in Section 3.5(b)(i).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Agreement” has the meaning set forth in the recitals of the Agreement.

“Transactions” has the meaning given to such term in the Transaction Agreement.

“Transfer Documents” has the meaning set forth in Section 2.4.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

NIXXY:

Nixxy, Inc.

By:	/s/ Mike Schmidt
Name:	Mike Schmidt
Title:	Chief Executive Officer

COGNOGROUP:

CognoGroup, Inc.

By:	/s/ Miles Jennings
Name:	Miles Jennings
Title:	Chief Executive Officer

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